Exhibit 10.27.2

CBay Inc. 2661 Riva Rd, Building 1000, 5th Floor Annapolis, MD 21401 Tel: 410.940.6900 Fax: 410.266.5475 info@cbaysystems.com www.cbaysystems.com
May 1, 2009

Re:	Amendment to Employment Agreement dated as of August [ ], 2008
Dear ____________:
CBaySystems Holdings Limited (“Holdings”) and CBay Inc. (the “Company”) previously entered into an Employment Agreement dated as of August [ ], 2008 (the “Agreement”) with you, pursuant to which the Company agreed to provide you with certain bonus payments, upon the terms and conditions set forth in the Agreement. As discussed with you, in light of recent events, the Company has determined that it is not in the best interests of and impracticable for the Company to timely pay such bonus amounts to you when such amounts are due under the current terms and conditions of the Agreement. In connection with the foregoing, you, Holdings and the Company hereby agree to amend certain provisions of the Agreement, effective as of the date hereof, to permit the Company to defer payment of such bonuses to you until a later date in the 2009 calendar year pursuant to the terms and conditions set forth below in this letter agreement. Capitalized terms used herein without definition shall have the meanings assigned to such terms under the Agreement.
1.	Section 4(a) of the Agreement is amended by adding thereto the following:

“Notwithstanding the foregoing, with respect to the pro-rated portion of the Target Annual Bonus in respect of fiscal year 2008 in an amount equal to $ ______ (the “2008 Pro-rated Bonus”), the Company shall pay Executive the 2008 Pro-Rated Bonus as soon as practicable during the 2009 calendar year, but in no event later than December 31, 2009. In addition, from March 31, 2009 until the date such payment is made (the “Pro-Rated Bonus Payment Date”), interest shall accrue on such amount at a rate of seven percent (7%) per annum, which interest shall become payable to you on the Pro-Rated Bonus Payment Date. The 2008 Pro-Rated Bonus and any interest thereon shall be paid to you in cash unless the Company, Executive and Holdings mutually agree to make all or part of the payment in ordinary shares of Holdings, provided that any payment in the form of ordinary shares of Holdings shall be (i) calculated on the basis of the market price of the outstanding shares of Holdings at the time of issuance, as determined by the Company, Executive and Holdings in good faith, (ii) outside of any “close period” as defined in the Rules of the Alternative Investment Market of the London Stock Exchange, and (iii) subject to the availability of an exemption from registration under applicable securities laws (other than with respect to the Alternative Investment Market of the London Stock Exchange). In the event that any ordinary shares are issued by Holdings pursuant to this Section 4(a), the Company shall issue a promissory note in favor of Holdings with an aggregate principal amount equal to the market price of the ordinary shares issued by Holdings pursuant to this Section 4(a) on terms to be agreed by the Company and Holdings. The obligations of the Company and Holdings in this Section 4(a) with respect to payment of the 2008 Pro-rated Bonus are absolute and not subject to any action or inaction on the part of the Company, Executive or Holdings.”

2.	Section 4(b) of the Agreement is amended by adding thereto the following:

“Notwithstanding the foregoing, with respect to the portion of the signing bonus that became due and payable on February 28, 2009 in an amount equal to $________ (the “2009 Signing Bonus”), the Company shall instead pay Executive the 2009 Signing Bonus as soon as practicable during the 2009 calendar year, but in no event later than December 31, 2009. In addition, from February 28, 2009 until the date such payment is made (the “Signing Bonus Payment Date”), interest shall accrue on such amount at a rate of seven percent (7%) per annum, which interest shall become payable to you on the Signing Bonus Payment Date. The 2009 Signing Bonus and any interest thereon shall be paid to you in cash unless the Company, Executive and Holdings mutually agree to make all or part of the payment in ordinary shares of Holdings, provided that any payment in the form of ordinary shares of Holdings shall be (i) calculated on the basis of the market price of the outstanding shares of Holdings at the time of issuance, as determined by the Company, Executive and Holdings in good faith, (ii) outside of any “close period” as defined in the Rules of the Alternative Investment Market of the London Stock Exchange, and (iii) subject to the availability of an exemption from registration under applicable securities laws (other than with respect to the Alternative Investment Market of the London Stock Exchange). In the event that any ordinary shares are issued by Holdings pursuant to this Section 4(b), the Company shall issue a promissory note in favor of Holdings with an aggregate principal amount equal to the market price of the ordinary shares issued by Holdings pursuant to this Section 4(b) on terms to be agreed by the Company and Holdings. The obligations of the Company and Holdings in this Section 4(b) with respect to payment of the 2009

Signing Bonus are absolute and not subject to any action or inaction on the part of the Company, Executive or Holdings.”

3.	The following Section 12(o) is hereby added to the Agreement:

“o. Accredited Investor. Executive hereby acknowledges and agrees that he is an “accredited investor” within the meaning of Rule 501(a) under the United States Securities Act of 1933, as amended.”

4.	Except as expressly set forth above, your Agreement shall remain in full force and effect.
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Very truly yours, CBAY INC.
/s/
By:
Title:

CBAYSYSTEMS HOLDINGS LIMITED
/s/
By:
Title:

ACCEPTED AND AGREED:
_____________________